Exhibit 99.2

N E W S                       Contact:
R E L E A S E

                         Exchange National Bancshares, Inc.
                         Investor Relations
                         Kathleen Bruegenhemke
                         (573) 761-6179  Fax: (573) 761-6272

FOR IMMEDIATE RELEASE

EXCHANGE NATIONAL BANCSHARES ANNOUNCES 2 FOR 1 STOCK SPLIT AND

ADOPTION OF SHAREHOLDER RIGHTS PLAN

Jefferson City, MO, May 24, 2000 - Exchange National Bancshares, Inc. (OTC: EXJF) today announced that its Board of Directors has approved a 2-for-1 stock split of the Company's common stock in the form of a stock dividend, and has adopted a Shareholder Rights Plan.

2-FOR-1 STOCK SPLIT

Following the recent adoption by shareholders of an amendment to the Company's articles of incorporation to increase the authorized capital stock of the Company from 1,500,000 shares to 16,000,000 shares, including 1,000,000 shares of preferred stock, the Board of Directors approved a 2-for-1 stock split of the Company's common stock in the form of a stock dividend. As a result, each shareholder of record on June 5, 2000 will receive one additional share of common stock for each share held on that date.

The distribution date for the new shares will be June 12, 2000.
The Company had approximately 1,219,025 shares of common stock issued and outstanding as of May 24, 2000. The stock distribution will increase the common shares issued and outstanding to approximately 2,438,050 shares.

SHAREHOLDER RIGHTS PLAN

On May 24, 2000, the Board of Directors adopted a Shareholder
Rights Plan. To effect the Plan, the Board declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Company's common stock.


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Donald L. Campbell, Chairman of the Board and President of
Exchange National Bancshares, said: "This Plan is similar to plans adopted by many other companies. The Rights are designed to safeguard Exchange National Bancshares and its shareholders from coercive or unfair offers as well as to preserve the Board's bargaining power and flexibility in dealing with hostile takeover attempts. We are not aware of any efforts to acquire Exchange National Bancshares and this Rights Plan is only a precaution taken to protect the interests of our shareholders."

The Rights will be issued on June 12, 2000 to the shareholders of record as June 5, 2000 and will expire in ten years, unless earlier redeemed or exchanged by Exchange National Bancshares. The Rights distribution is not initially taxable to shareholders. Because the Rights will not be initially exercisable and will trade with the Company's common stock, separate rights certificates will not be provided at this time. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock.

A summary of the Rights Plan will be provided to Exchange
National Bancshares shareholders shortly after the record date.

Exchange National Bancshares, a bank holding company headquartered in Jefferson City, Missouri, is the parent company of Citizens Union State Bank & Trust, The Exchange National Bank of Jefferson City and Osage Valley Bank. As of March 31, 2000, Exchange National Bancshares had total consolidated assets of approximately $545 million, total deposits of approximately $430 million and total shareholders equity of approximately $57 million.


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